Filed Pursuant to Rule 433 Registration Statement No. 333-229396 Pricing Term Sheet

¥430,000,000,000

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

¥108,500,000,000 0.170% Senior Notes due 2024

¥61,000,000,000 0.270% Senior Notes due 2026

¥146,500,000,000 0.440% Senior Notes due 2029

¥19,000,000,000 0.787% Senior Notes due 2034

¥59,000,000,000 0.965% Senior Notes due 2039

¥36,000,000,000 1.108% Senior Notes due 2049

Issuer:	Berkshire Hathaway Inc.
Offering Format:	SEC Registered
Trade Date:	September 6, 2019
Settlement Date:	September 13, 2019 (T+5)
Expected Ratings*:	Moody’s Aa2/S&P AA

Title of Securities:

0.170% Senior Notes due 2024 (“2024 Notes”)

0.270% Senior Notes due 2026 (“2026 Notes”)

0.440% Senior Notes due 2029 (“2029 Notes”)

0.787% Senior Notes due 2034 (“2034 Notes”)

0.965% Senior Notes due 2039 (“2039 Notes”)

1.108% Senior Notes due 2049 (“2049 Notes”)

Principal Amount:	¥108,500,000,000 (2024 Notes) ¥61,000,000,000 (2026 Notes) ¥146,500,000,000 (2029 Notes) ¥19,000,000,000 (2034 Notes) ¥59,000,000,000 (2039 Notes) ¥36,000,000,000 (2049 Notes)

Maturity Date:	September 13, 2024 (2024 Notes) September 11, 2026 (2026 Notes) September 13, 2029 (2029 Notes) September 13, 2034 (2034 Notes) September 13, 2039 (2039 Notes) September 13, 2049 (2049 Notes)

Issue Price (Price to Public):	100% of face amount (2024 Notes) 100% of face amount (2026 Notes) 100% of face amount (2029 Notes) 100% of face amount (2034 Notes) 100% of face amount (2039 Notes) 100% of face amount (2049 Notes)

Gross Spread:	30 bps (2024 Notes) 35 bps (2026 Notes) 40 bps (2029 Notes) 50 bps (2034 Notes) 55 bps (2039 Notes) 65 bps (2049 Notes)

Proceeds to Issuer:	¥428,221,500,000

Interest Rate:	0.170% per annum (2024 Notes) 0.270% per annum (2026 Notes) 0.440% per annum (2029 Notes) 0.787% per annum (2034 Notes) 0.965% per annum (2039 Notes) 1.108% per annum (2049 Notes)

Reference Rate:	-0.060% (2029 Notes) 0.037% (2034 Notes) 0.095% (2039 Notes) 0.158% (2049 Notes)

Spread to Reference Rate:	50 bps (2029 Notes) 75 bps (2034 Notes) 87 bps (2039 Notes) 95 bps (2049 Notes)

Yield:	0.170% (2024 Notes) 0.270% (2026 Notes) 0.440% (2029 Notes) 0.787% (2034 Notes) 0.965% (2039 Notes) 1.108% (2049 Notes)

Day Count Convention:	30/360

Interest Payment Dates:	Semi-annually on March 13 and September 13 of each year, commencing on March 13, 2020 (short last coupon for the 2026 Notes).

Redemption:	The Notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Preliminary Prospectus Supplement dated August 19, 2019.

Minimum Denomination:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof

Common Code:	204933138 (2024 Notes) 204935041 (2026 Notes) 204940436 (2029 Notes) 204940975 (2034 Notes) 204941009 (2039 Notes) 204941025 (2049 Notes)

ISIN:	XS2049331387 (2024 Notes) XS2049350411 (2026 Notes) XS2049404366 (2029 Notes) XS2049409753 (2034 Notes) XS2049410090 (2039 Notes) XS2049410256 (2049 Notes)

Paying Agent:	The Bank of New York Mellon, London Branch

Listing:	None

Other Information

Joint Book-Running Managers:	Goldman Sachs International J.P. Morgan Securities plc Merrill Lynch International Mizuho Securities USA LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

MiFID II professionals/ECPs-only/No PRIIPs KID: Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the Securities are not available to retail investors in the EEA.

Settlement Period: The closing will occur on September 13, 2019, which will be more than two Tokyo business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in two business days, unless the parties to a trade expressly agree otherwise.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs International toll-free at (866) 471-2526, J.P. Morgan Securities plc collect at +44-207-134-2468, Merrill Lynch International toll-free at +1-800-294-1322 or Mizuho Securities USA LLC toll-free at (866) 271-7403.

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